Exhibit 10.11
Summary of Fiscal 2010 Named Executive Officer Compensation
Set forth below is a summary of fiscal 2010 compensation arrangements between Synovis Life Technologies, Inc. (the “Company”) and certain of its executive officers who are expected to constitute the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)) for fiscal 2010. All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the Management Change in Control Agreements between the Company and these executive officers (the forms of which have been filed or incorporated by reference as exhibits to the Company’s annual report on Form 10-K).
Base Salary
Effective November 1, 2009, the following executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary
Richard W. Kramp	$375,032
(President and Chief Executive Officer)

David A. Buché	$232,875
(Vice President and Chief Operating Officer of Synovis Surgical Innovations)

Brett A. Reynolds	$215,721
(Vice President of Finance and Chief Financial Officer)

Mary L. Frick	$196,596
(Vice President of Regulatory Affairs, Clinical Affairs and Quality)

Timothy M. Floeder	$192,920
(Vice President of Corporate Development)
Annual Cash Incentive Compensation
For fiscal 2010, the Company’s named executive officers are eligible to receive annual cash incentive compensation up to 5% of their base salary based upon an evaluation by the Company’s Compensation Committee of the Board of Directors of the individual executive officer’s performance and achievement of specific individual objectives during the period. For fiscal 2010, the Compensation Committee also established an incentive cash compensation program based upon achievement of Company financial performance goals. Additional cash incentive compensation may be awarded at the discretion of the Compensation Committee for performance or achievement above individual goals.
Stock Options
On November 2, 2009, non-qualified stock options to purchase shares of the Company’s common stock, at an exercise price of $12.00 per share (the closing price of a share of the Company’s common stock on the date of the grant), were awarded to each of the following executive officer under the Company’s 2006 Stock Incentive Plan as follows:

Name	Options Granted
Richard W. Kramp	90,000
David A. Buché	24,000
Brett A. Reynolds	21,000
Mary L. Frick	18,000
Timothy M. Floeder	18,000
Such options vest in increments of one-third on October 31, 2010, 2011 and 2012, respectively, and expire four years following the vest date.
Benefits
The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to its executive officers. The same benefits are available to all Company employees.